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                                                                    EXHIBIT 12.1


                           EGL, INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                 ($ IN MILLIONS)

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
                                                                      NINE MONTHS
                                                                         ENDED
                                                                     SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------------------------------------
                                                                          2001        2000      1999      1998      1997     1996
                                                                     ---------------------------------------------------------------
EARNINGS:
Pretax income                                                           (66,663)      12,441    84,020    65,441    67,769   53,573
Deduct:
        Minority interest                                                   995        1,654       920       928     1,286      456
        Income from affiliates                                           (2,547)       1,599     3,922     3,853     5,785    1,563
Add:
        Fixed charges                                                    26,847       20,095    13,825    10,571     9,946    7,124
        Amortization of capitalized interest                                 --           --        --        --        --       --
        Distributed income of equity investees                               --           --        --        --        --       --
        Share of pre-tax losses of equity investees for which
        charges arising from guarantees are included in fixed charges        --           --        --        --        --       --
Subtract:
        Interest capitalized                                                 --           --        --        --        --       --
        Preference security dividend                                         --           --        --        --        --       --
        Minority interest in pretax income of subsidiaries that have
        incurred fixed charges                                               --           --        --        --        --       --
        TOTAL EARNINGS                                                  (36,274)      32,591    94,843    73,087    73,216   59,590

FIXED CHARGES:
        Interest costs expensed                                           9,257        7,005     3,193     1,953     2,922    2,803

        Interest costs capitalized                                           --           --        --        --        --       --
        Amoritization of debt discount or premium                           248          245        60        15        --       --

        Rental expense                                                   52,025       38,536    31,717    25,810    21,073   12,962
        Portion of rental expense as can be demonstrated to be
        representative of the interest factor                            17,342       12,845    10,572     8,603     7,024    4,321

        TOTAL FIXED CHARGES                                              26,847       20,095    13,825    10,571     9,946    7,124

        RATIO                                                                --         1.62      6.86      6.91      7.36     8.37

        SHORT FALL FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001          63,121
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